Exhibit (a)(22)

     FOR IMMEDIATE RELEASE:  October 22, 1997

   INVESTOR CONTACT:          U.S. SURGICAL HOME PAGE   MEDIA CONTACT:
   Marianne Scipione          http://www.ussurg.com     Steve Rose
   Vice President                                       Director
   Corporate Communications                             Media Relations
   (203) 845-1404                                       (203) 845-1732
   marianne.scipione@ussurg.com                         steve.rose@ussurg.com


                UNITED STATES SURGICAL CORPORATION EXTENDS
                      TENDER OFFER TO ACQUIRE CIRCON

           NORWALK, Conn. -- United States Surgical Corporation (NYSE:USS) announced today that it is extending through 6:00 p.m., New York City time, on November 25, 1997, its cash tender offer for all the outstanding common shares of Circon Corporation (NASDAQ:CCON) at a price of $16.50 per share.

           As of 6:00 p.m. New York City time on October 21, 1997, 2,647,843 shares of Circon's outstanding common stock had been tendered to USS under the terms of the offer.

           United States Surgical Corporation is a diversified surgical products company specializing in minimally invasive technologies that improve patient care and lower health costs.